EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of (i) our report dated March 24, 2011 with respect to the consolidated balance sheets of The GC Net Lease REIT, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity and cash flows for each of the two years in the period ended December 31, 2010, and the accompanying financial statement schedule, (ii) our report dated August 20, 2010 with respect to the Statement of Revenues and Certain Expenses of the Will Partners Property for each of the three years in the period ended December 31, 2009, (iii) our report dated November 10, 2010 with respect to the Statement of Revenues and Certain Operating Expenses of the Emporia Partners Property for each of the three years in the period ended December 31, 2009, (vi) our report dated November 12, 2010 with respect to the Statement of Revenues and Certain Operating Expenses of the ITT Property for the year ended December 31, 2009, all included or incorporated by reference into Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (No. 333-159167) and the related Prospectus of The GC Net Lease REIT, Inc. for the registration of 82,500,000 shares of its common stock.

/s/ Ernst & Young LLP

Los Angeles, California

April 13, 2011